SECURITIES PURCHASE AGREEMENT

     SECURITIES PURCHASE AGREEMENT, dated April 20, 2006 (this "Agreement"), by and among The Bank of Nova Scotia, a Canadian chartered bank incorporated under the laws of Canada (the "Seller"), and Goldman, Sachs & Co. (the "Purchaser").

     WHEREAS, the Seller beneficially owns 5,475,526 shares of common stock, par value US$0.01 per share (the "Common Stock"), of Foamex International Inc. (the "Company");

     WHEREAS, the Seller desires to sell, transfer, assign, and convey to the Purchaser, and the Purchaser desires to purchase from the Seller upon the terms and subject to the conditions set forth herein, 2,631,000 shares of Common Stock (the "Shares").

     NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, the parties hereto hereby agree as follows:

1.   PURCHASE AND SALE OF SECURITIES

     (a) On the date hereof, the Seller shall sell, transfer, assign and convey the Shares to the Purchaser, and the Purchaser shall purchase the Shares from the Seller, at a purchase price of US$0.30 per share, for an aggregate cash purchase price of US$789,300.00 (the "Purchase Price"). Such sale shall be subject to the terms and conditions set forth herein.

2.   CLOSING

     (a) The closing of the purchase and sale of the Shares (the "Closing") shall take place at the offices of Goldman, Sachs & Co., 85 Broad Street, New York, New York 10004, on the date hereof or on such date as shall be mutually agreed by the Seller and the Purchaser, as soon as reasonably practicable.

     (b) At the Closing, such sale and purchase shall be effected by the Purchaser delivering to the Seller the Purchase Price. The Purchase Price shall be paid in cash by wire transfer in immediately available funds to an account designed by the Seller. At the Closing, or as promptly as practicable thereafter (the "Settlement Date"), the Seller shall deliver duly executed certificates or other instruments evidencing the Shares purchased on the date hereof, in each case with appropriate instruments of transfer attached (duly endorsed or otherwise in form sufficient for transfer).

3.   REPRESENTATIONS AND WARRANTIES AND COVENANTS OF THE SELLER

     The Seller represents and warrants to, and covenants with, the Purchaser that:

     (a) The Seller is duly formed, validly existing and in good standing under the laws of its jurisdiction of organization.

     (b) The Seller has full legal right, power and authority to execute, deliver, and perform its obligations under this Agreement in accordance with its terms, and the execution,

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delivery and performance of this Agreement by the Seller and the consummation by the Seller of the transactions contemplated hereby have been duly authorized by all necessary action on behalf of the Seller. This Agreement has been duly executed and delivered by the Seller and constitutes a legally valid and binding agreement of the Seller, enforceable against the Seller in accordance with its terms, subject to the effect of any applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally (including without limitation all laws relating to fraudulent transfers).

     (c) Subject to the restrictive legend set forth on the certificates evidencing the Shares, the Seller has valid and good title to the Shares, and the Shares are owned by the Seller free and clear of any security interest, lien, claim or other encumbrance (collectively, "Encumbrances"). Upon delivery of the Shares to the Purchaser on the Settlement Date, against payment therefor as contemplated hereby, the Seller will deliver the Shares to the Purchaser free and clear of any Encumbrance.

     (d) There is no investment banker, broker, finder or other intermediary who is entitled to any fee or commission upon consummation of the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Seller.

     (e) Neither the Seller, nor any of its officers, directors, employees, agents, stockholders or partners has either directly or indirectly, including through a broker or finder (a) engaged in any general solicitation, or (b) published any advertisement in connection with the offer and sale of the Shares.

4.   REPRESENTATIONS AND WARRANTIES AND COVENANTS OF THE PURCHASER

     The Purchaser represents and warrants to, and covenants with, the Seller that:

     (a) The Purchaser is duly formed, validly existing and in good standing under the laws of its jurisdiction of organization.

     (b) The Purchaser has full legal right, power and authority to execute, deliver, and perform its obligations under this Agreement in accordance with their terms, and the execution, delivery and performance of this Agreement by the Purchaser and the consummation by the Purchaser of the transactions contemplated hereby have been duly authorized by all necessary action on behalf of the Purchaser. This Agreement has been duly executed and delivered by the Purchaser and constitutes a legally valid and binding agreement of the Purchaser, enforceable against the Purchaser in accordance with its terms, subject to the effect of any applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally (including without limitation all laws relating to fraudulent transfers).

     (c) There is no investment banker, broker, finder or other intermediary who is entitled to any fee or commission upon consummation of the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Purchaser.

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     (d) The Purchaser is an accredited investor as defined in Rule 501(a) of
Regulation D promulgated under the Securities Act of 1933, as amended (the "Securities Act") or is a "qualified institutional buyer" as defined in Rule 144A(a)(1) of the Securities Act.

     (e) The Shares to be acquired by the Purchaser will be acquired for investment for the Purchaser's own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and that the Purchaser has no present intention of selling, granting any participation in, or otherwise distributing the same.

     (f) The Purchaser understands that the Shares are not registered under the Securities Act. The Purchaser understands that the Shares are restricted securities under applicable U.S. federal and state securities laws and that, pursuant to these laws, the Purchaser must hold the Shares indefinitely unless they are registered with the Securities and Exchange Commission and qualified by state authorities, or an exemption from such registration and qualification requirements is available.

     (g) Neither the Purchaser, nor any of its officers, directors, employees, agents, stockholders or partners has either directly or indirectly, including through a broker or finder (a) engaged in any general solicitation, or (b) published any advertisement in connection with the offer and sale of the Shares.

     (h) The Purchaser understands that the certificates representing the Shares bear a legend substantially as follows:

         "THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY STATE AND MAY NOT BE SOLD OR OTHERWISE DISPOSED OF EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER SUCH ACT AND APPLICABLE STATE SECURITIES LAWS OR PURSUANT TO AN APPLICABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF SUCH ACT AND SUCH LAWS."

5.   SURVIVAL

     The respective agreements, representations, warranties, covenants and other statements made by or on behalf of each party hereto pursuant to this Agreement shall remain in full force and effect, regardless of any investigation made by or on behalf of any party, and shall survive delivery of and payment for the Shares; provided, that the representations and warranties of the Seller and the Purchaser shall not survive after the Settlement Date. All other sections of this Agreement shall remain in full force and effect after the Settlement Date including without limitation Section 6(d).

6.   GENERAL PROVISIONS

     (a) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts made and to be performed entirely within such State.

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     (b) Interpretation. The headings of the sections and subsections of this
Agreement are inserted for convenience only and shall not be deemed to constitute a part thereof. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

     (c) Notices. All communications under this Agreement shall be in writing and shall be delivered by hand or facsimile or mailed by overnight courier or by registered or certified mail, postage prepaid, as follows:

         (i)   if to the Purchaser:

               Goldman, Sachs & Co.
               85 Broad Street
               New York, NY 10004
               Attention:  Rich Katz
               Fax No.:  212-902-5492

         (ii)  if to the Seller:

               The Bank of Nova Scotia
               44 King Street West
               Scotia Plaza, 64th Floor
               Toronto, Ontario, Canada  M5H 1H1
               Attention:  Mr. Russell Morgan
               Fax No.:  416-866-5972

Any party hereto may from time to time change its address or fax number for notices under this Section 6(c) by giving notice of such changed address to the other parties hereto. Any notice addressed in accordance with this Section 6(c) shall be deemed to be given: if delivered by hand or facsimile, on the date of such delivery; if mailed by courier, on the first business day following the date of such mailing; and if mailed by registered or certified mail, on the third business day after the date of such mailing.

     (d) Expenses and Taxes. All fees, costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such fees, costs or expenses.

     (e) Publicity. The parties agree to consult with each other to coordinate the issuance of any press release or similar public announcement or communication relating to the execution or performance of this Agreement or to the transactions contemplated hereby, provided however, neither the Seller nor the Purchaser shall be required to consult with the other with respect to any regulatory filing it shall make.

     (f) Successors and Assigns. This Agreement shall inure to the benefit of and be binding upon the successors and assigns of each of the parties.

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     (g) Entire Agreement; Amendment. This Agreement constitutes the entire understanding of the parties hereto and supersedes all prior understandings among such parties. This Agreement may be amended with (and only with) the written consent of the Seller and the Purchaser. There are no agreements (other than as expressly stated in this Agreement) between Seller and the Purchaser. Nothing in this Agreement shall be construed to create a partnership between the parties to this Agreement, and neither party shall have the power to obligate or bind the other in any manner.

     (h) Severability. If any term or provision of this Agreement or the application of any such term or provision to any person or circumstance shall be held invalid, illegal, void or unenforceable in any respect by a court of competent jurisdiction, the remaining terms and provisions of this Agreement shall remain in full force and effect, unless such invalidity, illegality, voidness or unenforceability would substantially impair the benefits of such remaining provisions of any party hereto.

     (i) Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which together shall be considered one and the same agreement.

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     IN WITNESS WHEREOF, the parties hereto have caused this agreement to be duly executed as of the date first written above.

                                        SELLER
                                        ------

                                        The Bank of Nova Scotia





                                            By: /s/ Russell Morgan
                                                --------------------------------
                                                Name:  Russell Morgan
                                                Title: Managing Director and
                                                       Head of Investments

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     IN WITNESS WHEREOF, the parties hereto have caused this agreement to be duly executed as of the date first written above.


                                        PURCHASER
                                        ---------

                                        GOLDMAN, SACHS & CO.




                                            By: /s/ Richard Katz
                                                --------------------------------
                                                Name:  Richard Katz
                                                Title: Managing Director